Exhibit (d)-(12)

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Tiak Koon Loh as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act for him and in his name, place and stead and on his behalf, in any and all capacities, to (i) sign any Rule 13e-3 transaction statement on Schedule 13E-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all amendments thereto and any other document relating thereto (including any joint filing agreement) (each a “Filing”), in connection with the transactions contemplated by the Consortium Agreement dated May 19, 2013 among the undersigned and certain other parties thereto, the Contribution Agreement and the Voting Agreement each dated October 17, 2013 among the undersigned and certain other parties thereto, and the Agreement and Plan of Merger dated October 17, 2013 among Pactera Technology International Ltd. and certain other parties thereto and (ii) file any such Filings required to be filed pursuant to the Exchange Act with the United States Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall remain in full force and effect with respect to each of the undersigned until revoked by him in a signed writing delivered to the attorney-in-fact.

Dated: November 13, 2013

Chris Shuning Chen

By:	/s/ Chris Shuning Chen

Tiak Koon Loh

By:	/s/ Tiak Koon Loh

David Lifeng Chen

By:	/s/ David Lifeng Chen

Jun Su

By:	/s/ Jun Su

He Jin

By:	/s/ He Jin

Chu Tzer Liu

By:	/s/ Chu Tzer Liu

Jian Wu

By:	/s/ Jian Wu

Junbo Liu

By:	/s/ Junbo Liu

Jinsong Li

By:	/s/ Jinsong Li

Minggang Feng

By:	/s/ Minggang Feng